Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
FOR IMMEDIATE RELEASE April 27, 2010	Company Contact: Jacqueline E. Burwitz Vice President, Investor Relations 314-985-2169

ENERGIZER HOLDINGS, INC. ANNOUNCES SECOND QUARTER RESULTS

St. Louis, Missouri, April 27, 2010 – Energizer Holdings, Inc., [NYSE: ENR], today announced results of its second quarter ended March 31, 2010.  Net earnings for the quarter were $88.5 million, or $1.25 per diluted share, versus net earnings of $77.0 million, or $1.30 per diluted share in the second fiscal quarter of 2009. Second quarter earnings per share were negatively impacted by $0.24 per diluted share as compared to the prior year quarter resulting from higher average shares outstanding due to the May 2009 equity issuance.  In addition the current quarter includes the following:
●	a gain of $2.8 million after-tax, or $0.03 per diluted share, due primarily to an adjustment of the devaluation charge for our Venezuela affiliate; and
●	charges related to other business realignment and integration activities of $1.1 million after-tax, or $0.01 per diluted share.
Last year’s second quarter included:
●
a favorable adjustment of $14.5 million, after-tax, or $0.25 per diluted share, resulting from a change in the policy by which the Energizer colleagues earn and vest in the company’s paid time off (PTO) benefit; and

●	charges related to integration and other business realignment costs of $4.2 million, after-tax, or $0.07 per diluted share.

“We are pleased with our broad based positive sales and earnings performance this quarter despite the challenging conditions in the battery category,” said Ward Klein, Chief Executive Officer.  “The integration of the Edge and Skintimate acquisition has gone well, and the company is well positioned to heavily invest in the successful launch of its revolutionary Schick Hydro product innovation as planned.”

For the following discussion regarding operating results, including the discussion of segment results for both the quarter and six month periods, all references to the impact of currencies are exclusive of Venezuela.  The impact of the Venezuela devaluation and related activities is disclosed separately, when it is believed to be a relevant factor to understanding the operating results.

Net sales for the quarter ended March 31, 2010 increased $54.7 million, or 6%, due primarily to the favorable impact of currencies of approximately $41 million and the inclusion of Edge and Skintimate shave preparations, which added $32 million to net sales for the quarter.  These increases were partially offset by lower net sales for Venezuela of approximately $13 million due to the negative impact of the devaluation partially offset by favorable pricing actions in the local market. For the quarter ended March 31, 2010, gross margin as a percent of net sales was 47.8%, which was favorably impacted by 170 basis points due to currencies.  This compares to 47.0% for the same quarter in the prior year.  The prior year PTO adjustment added approximately 130 basis points to the gross margin in the same quarter of fiscal 2009.  Advertising and Promotion (A&P) as a percent of net sales was 8.2% for the quarter as compared to 9.1% in the prior year quarter.  See the “Outlook” section for further discussion regarding forecasted A&P spending in the second half of fiscal 2010.

For the six months ended March 31, 2010, net earnings were $214.2 million, or $3.04 per diluted share, compared to net earnings of $188.0 million, or $3.18 per diluted share, in the same period last year.  Diluted earnings per share for the current six months were negatively impacted by $0.58 per diluted share as compared to the prior year six month period resulting from higher average shares outstanding due to the May 2009 equity issuance.

In addition, the current six month period included the following:
●	a net charge of $22.7 million, after-tax, or $0.32 per diluted share, due primarily to the devaluation in Venezuela; and
●	charges related to other business realignment and integration activities of $5.6 million after-tax, or $0.08 per diluted share.

The six months ended March 31, 2009 included:
●	a favorable PTO adjustment of $14.5 million, after-tax, or $0.25 per diluted share; and
●	charges related to integration and business realignment activities of $7.2 million after-tax, or $0.11 per diluted share.

For the six months ended March 31, 2010, net sales increased $188.9 million, or 10%, due, in part, to currencies, which positively impacted the year-over-year comparison by approximately $86 million, and the inclusion of Edge and Skintimate shave preparations, which added $66 million to net sales.   For the six months ended March 31, 2010, gross margin as a percent of net sales was 47.7%, which was favorably impacted by 100 basis points due to currencies.  This is compared to 48.2% for the same period in the prior year.  The prior year PTO adjustment added 60 basis points to the gross margin in the same period last year.  A&P as a percent of net sales was 7.8% for the six months in 2010 as compared to 9.2% in the prior year period.

Household Products

For the quarter, net sales were $441.8 million, up $24.7 million, or 6% versus the same quarter last year, including the favorable impact of currencies of approximately $22 million.  The impact of favorable currencies was partially offset by lower net sales of approximately $7 million in Venezuela due to the recent devaluation, net of local pricing actions.  Excluding the impact of currencies and Venezuela, net sales increased approximately $10 million, or 2%, due primarily to higher sales in certain international markets.  While the premium alkaline category has shown unit growth versus the prior year quarter, the dollar value of this category remains flat to slightly negative in this comparison due to the negative pricing impact of pack upsizing in the U.S. Overall pricing and product mix was unfavorable by approximately $2 million due primarily to lower pricing in the U.S., partially offset by price increases in other areas of the world.

Segment profit increased $17.0 million, including approximately $14 million of favorable currencies and the positive impact of raw material pricing versus the year ago quarter due, in part, to our commodity hedging activities.  These increases were partially offset by a negative impact of approximately $4 million due to the Venezuela devaluation.

For the six months ended March 31, 2010, net sales increased $80.7 million or 8%, including approximately $48 million of favorable currencies.  Excluding the favorable impact of currencies, net sales were up 3% due to higher net sales in certain international markets and a more normalized shipping timing for the holidays, coupled with a soft prior year comparative in the first quarter of fiscal 2010.

Segment profit for the six months increased $40.6 million or 19%.  Excluding the impact of favorable currencies of approximately $21 million, segment profit increased approximately $20 million due to favorable raw material pricing, the margin impact of the higher sales noted above, and the timing of A&P spending versus a year ago.

While we continually engage in ongoing reviews of all of our categories, in an effort to provide greater clarity regarding the ongoing dynamics in the battery category, we have recently completed a more in-depth analysis.  While short term measurements of category performance may fluctuate, this analysis indicated that an increasing number of devices are using built-in rechargeable battery systems, particularly in developed markets.  We believe this continues to create a negative impact on the demand for primary batteries.  This trend, coupled with aggressive competitive activity in the U.S. and other markets, could put additional pressure on segment results going forward.

Personal Care

Net sales for the quarter were $493.3 million, up $30.0 million, or 6% versus the same quarter last year.  This increase includes approximately $19 million of favorable currencies and $32 million of Edge and Skintimate shave preparation net sales.  These increases were partially offset by lower net sales from Venezuela of $6 million due primarily to currency devaluation partially offset by local market pricing actions.  Excluding these discrete impacts, net sales declined 3%.  Wet Shave net sales declined 8% on lower volumes across all segments due to the launch of Quattro for Women Trimmer last year, and lower promotional activity behind men’s systems and disposables.  Skin Care sales increased 2% due to higher shipments of Hawaiian Tropic.  This was offset partially by lower shipments of Wet Ones due to high levels of retail inventory as consumption related to H1N1 declined.  Infant Care sales increased 4% due to continued growth in Diaper Genie and cups, partially offset by lower sales of bottles.  Finally, Feminine Care sales increased 2% due to higher shipments of Sport tampons partially offset by lower sales of Gentle Glide.

Segment profit for the quarter was $115.5 million, up $14.6 million or 14% versus the same quarter in the prior year.  Favorable currencies and the inclusion of Edge and Skintimate brands positively impacted profit by approximately $10 million each.

For the six months ended March 31, 2010, net sales increased $108.2 million or 13%.  This increase includes approximately $38 million of favorable currencies and $66 million from Edge and Skintimate shave preparations.  Excluding both of these impacts, net sales were essentially flat.  Wet Shave sales decreased 1% on lower sales of disposables and men’s systems.  Skin Care sales increased 5% on higher sales of Hawaiian Tropic.  Infant Care sales increased 4% on continued growth in Diaper Genie and cups, partially offset by lower sales of bottles.  Feminine Care sales decreased 5% as lower sales of Gentle Glide were partially offset by continued strong growth of Sport.

Segment profit for the six months increased $43.4 million or 23%.  Excluding the impact of favorable currencies of approximately $19 million, segment profit increased approximately $23 million due to the inclusion of Edge and Skintimate shave preparations, as profits for these products for fiscal 2010 are concentrated in the first half due to the timing of A&P activities.

Other Items

Corporate and other expenses increased $3.9 million for the quarter and $12.7 million for the current six months due primarily to higher expense in fiscal 2010 as the prior year three and six month periods included a reduction in expense due to a decline in the underlying values of certain deferred compensation liabilities as a result of the economic downturn.  In addition, the current six month period includes higher stock award amortization.

Interest expense decreased $3.4 million for the quarter and $10.4 million for the six month period due primarily to lower average outstanding debt.  Other net financing items were favorable $7.2 million for the quarter due to lower foreign exchange losses in the current quarter.  For the six month period, other net financing items were unfavorable by $7.5 million due to the Venezuela devaluation charge noted previously, partially offset by lower foreign exchange losses in other areas.

For the six months, the effective tax rate was 34.5%, up compared to the prior six months due primarily to the non-deductible nature of a large portion of the Venezuela devaluation charge. Excluding the impact of the Venezuela devaluation charge, the effective tax rate for the six months of fiscal 2010 was 32.5% versus 31.8% in the prior year six month period.

For the quarter, capital expenditures were $25.3 million, and depreciation expense was $31.4 million.  For the current six months, capital expenditures were $48.5 million and depreciation expense was $61.4 million.

Energizer’s Debt to Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) Ratio for the last four quarters, as defined by the company’s credit agreements, was 2.99 to 1.00.  The ratio includes the negative impact of the Venezuela devaluation charge as a reduction to EBITDA.  At March 31, 2010, the company's debt level was $2.4 billion, with $2.2 billion, or 92%, at fixed rates averaging 5.19%.  In addition, the company’s reported cash at March 31, 2010 was $396.2 million.

Outlook

Previously, we expressed our intention to increase our investment in advertising and promotion and certain innovation and growth initiatives in fiscal 2010. This remains our objective.  While advertising and promotion was lower on a dollar and a percentage of net sales basis in the first half of fiscal 2010, we continue to track to an estimated advertising and promotion spend in the range of 11% to 12% of net sales for the full year of fiscal 2010, due in part, to support the April 6 launch of Schick Hydro in North America, the new men’s shaving system, and increased spending behind Edge and Skintimate shave preparations.

Excluding Venezuela, and based on current foreign exchange rates, we estimate currencies will favorably impact operating profit by approximately $15 to $20 million, net of the impact of hedging activities, through the balance of the fiscal year versus the same period in the prior year.

Finally, commodity and raw material prices have increased in recent months.  However, our hedging activities and supply contract terms should delay the negative impact on product cost through the remainder of fiscal 2010.  We expect raw material and commodity costs to be $8 to $10 million favorable over the balance of the year as compared to the same period last year.

# # #

While Energizer Holdings, Inc. reports financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”), this press release includes non-GAAP measures.  These non-GAAP measures, such as comparison changes excluding the impact of currencies, the acquisition of Edge and Skintimate shave preparation brands, and the Venezuelan devaluation charge, are not in accordance with, nor are they a substitute for, GAAP measures.  The Company believes these non-GAAP measures provide a more meaningful comparison to the corresponding reported period and assist investors in performing analysis consistent with financial models developed by research analysts.  Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures.

Statements in this press release that are not historical, particularly statements regarding anticipated advertising and promotional spending, the impact of the migration to rechargeable battery systems on demand for primary batteries and its effect on battery results going forward, estimates of product costs for the remainder of the year, the quarterly effective tax rate, the repayment of debt, the estimated impact of foreign currency movements, and offsetting hedging on Energizer profitability for the remainder of fiscal 2010; may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Energizer cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.

Energizer advises readers that various risks and uncertainties could affect its financial performance and could cause Energizer’s actual results for future periods to differ materially from those anticipated or projected.  Energizer’s ability to continue planned advertising and other promotional spending may be impacted by lower than anticipated cash flows, or by alternative investment opportunities.  Consumer consumption trends with respect to the overall battery category are difficult to predict, although it is likely that they will continue to be significantly negatively impacted by declines in the proliferation or consumption of primary battery-powered devices.  The impact of material and other commodity costs could be more significant than anticipated, as it is difficult to predict with any accuracy whether raw material, energy and other input costs, or unit volumes, will stabilize, since such costs are impacted by multiple economic, political and other factors outside of the Company’s control, and volumes are impacted by consumption and category trends that are difficult to assess.  Energizer’s effective tax rate for the year could be impacted by legislative or regulatory changes by federal, state and local, and foreign taxing authorities, as well as by the profitability or losses of Energizer’s various subsidiary operations in both high-tax and low-tax countries. The estimated impact of foreign currency devaluations and offsetting hedges on Energizer’s profitability for the year is also difficult to estimate with any degree of certainty. Prolonged recessionary conditions in key global markets where Energizer competes could result in significantly greater local currency movements and correspondingly greater negative impact on Energizer than what can be anticipated from the current spot rates. On the other hand, if concerted global stabilization measures achieve some degree of economic recovery, local currencies could be significantly strengthened relative to the dollar.  In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. Energizer does not undertake any obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made. Additional risks and uncertainties include those detailed from time to time in Energizer’s publicly filed documents; including its annual report on Form 10-K for the year ended September 30, 2009, and its quarterly report on Form 10-Q for the period ended December 31, 2009.

ENERGIZER HOLDINGS, INC.
STATEMENTS OF EARNINGS
(Condensed)
(In millions, except per share data - Unaudited)

	Quarter Ended March 31,		Six Months Ended March 31,
	2010	2009	2010	2009

Net sales	$935.1	$880.4	$2,111.8	$1,922.9

Cost of products sold	487.9	466.8	1,104.4	995.8

Gross profit	447.2	413.6	1,007.4	927.1

Selling, general and administrative expense	187.8	158.0	371.8	332.0
Advertising and promotion expense	76.8	79.7	165.5	176.8
Research and development expense	23.5	21.5	44.9	41.4
Interest expense	32.3	35.7	64.3	74.7
Other financing items, net	(1.5)	5.7	34.1	26.6

Earnings before income taxes	128.3	113.0	326.8	275.6

Income tax provision	39.8	36.0	112.6	87.6

Net earnings	$88.5	$77.0	$214.2	$188.0

Earnings per share
Basic	$1.27	$1.32	$3.07	$3.22
Diluted	$1.25	$1.30	$3.04	$3.18

Weighted average shares of common stock - Basic	69.9	58.3	69.8	58.3
Weighted average shares of common stock - Diluted	70.5	59.1	70.4	59.1

See Accompanying Notes to Condensed Financial Statements

Energizer Holdings, Inc.
Notes to Condensed Financial Statements
March 31, 2010
(In millions, except per share data)

1.	Operating results for any quarter are not necessarily indicative of the results for any other quarter or the full year.

2.
Operations for the Company are managed via two major segments - Household Products (Battery and Lighting Products) and Personal Care (Wet Shave, Skin Care, Feminine Care and Infant Care).  Segment performance is evaluated based on segment operating profit, exclusive of general corporate expenses, share-based compensation costs, costs associated with most restructuring, integration or business realignment activities and amortization of intangible assets.  Financial items, such as interest income and expense and other financing items, are managed on a global basis at the corporate level.

For the quarter and six months ended March 31, 2010, the company recorded a gain of $1.3 and a charge of $24.2, respectively, related to the devaluation of our Venezuela affiliate's U.S. dollar intercompany payable from the official rate to the parallel rate and the impact of hyper inflationary accounting.  This impact is included in Other financing items on the Consolidated Statement of Earnings, it is shown as a separate line item on the table below and is not considered in evaluating segment performance.

For the prior year quarter and six months, cost of products sold and selling, general and administrative expense reflected favorable adjustments of $11.1 and $11.9, respectively, related to the change in policy governing the company's paid time off (PTO).  These favorable adjustments were not reflected in the Household Products or Personal Care segments, but rather presented as a separate line below segment profit as it was not operational in nature.  Such presentation reflects management's view on how it evaluates segment performance.

The Company’s operating model includes a combination of stand-alone and combined business functions between the Household Products and Personal Care businesses, varying by country and region of the world.  Shared functions include product warehousing and distribution, various transaction processing functions, certain environmental activities, and, in some countries, a combined sales force and management.

Historical segment sales and profitability for the quarter and six months ended March 31, 2010 and 2009, respectively, are presented below.
All prior periods have been restated to conform with the current segment presentation, if applicable.

	Quarter Ended March 31,		Six Months Ended March 31,
Net Sales	2010	2009	2010	2009
Household Products	$441.8	$417.1	$1,145.8	$1,065.1
Personal Care	493.3	463.3	966.0	857.8
Total net sales	$935.1	$880.4	$2,111.8	$1,922.9

Profitability
Household Products	$71.9	$54.9	$250.7	$210.1
Personal Care	115.5	100.9	235.7	192.3
Total segment profitability	$187.4	$155.8	$486.4	$402.4
General corporate and other expenses	(24.9)	(21.0)	(54.4)	(41.7)
Venezuela devaluation/hyper inflation	1.3	-	(24.2)	-
PTO policy change	-	23.0	-	23.0
Amortization	(3.4)	(3.4)	(6.8)	(6.8)
Interest and other financial items	(32.1)	(41.4)	(74.2)	(101.3)
Earnings before income taxes	$128.3	$113.0	$326.8	$275.6

Supplemental product information is presented below for revenues from external customers:

	Quarter Ended March 31,		Six Months Ended March 31,
Net Sales	2010	2009	2010	2009
Alkaline batteries	$244.6	$236.4	$690.3	$636.7
Carbon zinc batteries	44.6	42.5	102.7	98.4
Other batteries and lighting products	152.6	138.2	352.8	330.0
Wet Shave	271.8	252.5	588.6	498.1
Skin Care	117.3	111.8	177.1	162.4
Feminine Care	52.2	50.0	98.4	101.6
Infant Care	52.0	49.0	101.9	95.7
Total net sales	$935.1	$880.4	$2,111.8	$1,922.9

3.
Basic earnings per share is based on the average number of common shares outstanding during the period.  Diluted earnings per share is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of stock options and restricted stock equivalents.  Weighted average diluted shares outstanding were higher in fiscal 2010 due to the May 2009 stock issuance.

4.
The current and prior year quarter include pretax charges of $1.6 and $6.4, respectively, and the current and prior year six months include pretax charges of $8.4 and $11.0, respectively, related to certain other business realignment activities.  These are included in General corporate and other expenses in Note 2 above.